Exhibit 5.1

30 ROCKEFELLER PLAZA	AUSTIN	MOSCOW
NEW YORK, NEW YORK	BRUSSELS	NEW YORK
10112-4498	DALLAS	PALO ALTO
	DUBAI	RIYADH
TEL +1 212.408.2500	HONG KONG	SAN FRANCISCO
FAX +1 212.408.2501	HOUSTON	WASHINGTON
BakerBotts.com	LONDON

June 3, 2021

Qurate Retail, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Re: Qurate Retail, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being furnished in connection with the filing by Qurate Retail, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Company has requested our opinion concerning the status under Delaware law of the 2,000,000 shares of the Company’s Series B common stock, par value $0.01 per share (the “Series B Common Stock”), included in the Registration Statement (the “Shares”), that may be issued pursuant to the terms of the Qurate Retail, Inc. 2020 Omnibus Incentive Plan, as amended (the “Plan”).

For purposes of our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	Restated Certificate of Incorporation of the Company, as currently in effect;
2.	Amended and Restated Bylaws of the Company, as currently in effect;
3.	Resolutions of the Company’s Board of Directors authorizing the issuance of the Shares pursuant to the terms of the Plan and the preparation and filing of the Registration Statement under the Securities Act; and
4.	The Plan.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $0.01 per share; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company (or any committee thereof) have been or will be taken by the Board of Directors of the Company (or any committee thereof);

Qurate Retail, Inc.	- 2 -	June 3, 2021

and (iii) at the time of issuance of the Shares under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Series B Common Stock reserved for issuance thereunder.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares are duly authorized for issuance.
2.	If and when any Shares are issued in accordance with the requirements of the Plan, such Shares will be validly issued, fully-paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.